Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333‑215112, 333‑216053, 333‑216841, 333‑221010, 333‑221716, 333‑229102, 333‑235658, 333‑235385, 333-236050, 333-237911, 333-238811, 333-230142 and 333-241454, and 333-267368, Form S‑3 (File No. 333-256797), and Form S‑8 (File No. 333-183924, 333‑183925, 333‑188935, 333‑190499, 333‑194642, 333‑202904, 333‑210215, 333‑218464, 333‑223879, 333‑233152, 333-238276, 333-254708, 333-256432 and 333-264417) of Nuwellis, Inc. of our report dated March 3, 2023, relating to the consolidated financial statements for the year ended December 31, 2022, appearing herein, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ Baker Tilly US, LLP
Minneapolis, Minnesota
March 3, 2023